Exhibit 99.1

Ariba Reports Results for the Third Quarter of Fiscal Year 2004

Company Adds New Customers, Completes Merger With FreeMarkets

SUNNYVALE, Calif., July 21, 2004 — Ariba, Inc. (Nasdaq: ARBA), the leading Spend Management (SM) solutions provider, today announced its results for the quarter ended June 30, 2004.

Revenues for the third quarter of fiscal 2004 were $53.0 million, as compared to $56.6 million for the third quarter of fiscal 2003. Software license revenues for the quarter were $15.5 million, as compared to $21.3 million for the third quarter of fiscal 2003, while maintenance and service revenues for the quarter were $37.5 million, as compared to $35.3 million for the third quarter of fiscal 2003. Net loss for the third quarter of fiscal 2004 was $7.6 million, or $0.17 per share. Net loss for the third quarter of fiscal 2003 was $3.4 million, or $0.08 per share on a post-split basis. Per share numbers reflect the one-for-six reverse split of Ariba’s common stock effected July 1, 2004.

“This was a solid quarter for Ariba,” said Bob Calderoni, CEO and chairman of the board, Ariba. “We completed the merger with FreeMarkets, and we have made tremendous progress on executing our integration plans. At the same time, we have continued to gain traction with significant customer wins in several blue chip accounts, and we are already off to a strong start with our combined customer efforts.”

Merger With FreeMarkets Complete

On July 1, Ariba completed its merger with FreeMarkets, Inc. The transaction, which brought together the best in Spend Management technology and the most comprehensive sourcing services and category expertise, solidly positions Ariba as the leader in Spend Management.

“Ariba is now very well positioned to help companies address the most critical procurement challenges,” said Dave McCormick, president, Ariba. “Our customers are looking for more than just short-term tactical projects, and they are turning to Ariba for the software and services solutions they need to accelerate their bottom line results.”

Enhanced Focus on Spend Management

With the addition of FreeMarkets, Ariba has enhanced its focus on Spend Management, offering a comprehensive range of services designed to help companies achieve sustainable results and realize savings more quickly. Ariba’s expanded set of solutions provide customers with:

•	Accelerated time to savings. We seek to provide quick initial results followed by a steady stream of accelerated bottom line benefits – just what is needed to quickly expand global Spend Management, gain internal support for initiatives, and achieve traction in under-managed spend areas.

•	Expanded global reach, with access to more than 400 commodity and sourcing experts across the globe with extensive experience across hundreds of commodities and spend categories.

•	Sustained benefits with integrated technologies, processes and strategies that can be leveraged on an ongoing basis

•	Coverage across more departments, locations, languages, commodities, suppliers, and spend categories, enterprise wide.

New and Existing Customers Invest in Spend Management Solutions

Customers in all regions renewed or expanded their investment during the third quarter, including 19 new customers. Customers extending their relationship with Ariba included: Target Brands, Inc., a leading retailer; Rite Aid Corporation, one of the nation’s leading drugstore chains; Eaton Corporation, a leading diversified industrial manufacturer; The Goodyear Tire & Rubber Company, the world’s largest tire company; Boston University, a leading U.S. University; Bell Canada, Canada’s national leader in communications; Renault, a leading global auto manufacturer; PSA Peugeot-Citroen, Europe’s second-largest carmaker; Telefonica S.A., one of the world’s leading telecommunications companies; and T-Systems International GmbH, a subsidiary of Europe’s largest telecommunications company, Deutsche Telekom.

Cross-Customer Demand Brings New Opportunities

During the third quarter, Ariba already saw early evidence of the compelling value proposition of the merger with FreeMarkets, signing deals with existing FreeMarkets customers Tyco International and Giant Eagle, Inc.

“Tyco has launched a strategic sourcing initiative that includes Ariba’s spend visibility and sourcing solution tools to support our efforts. We expect these tools will help us deliver significant savings,” said Shelley Stewart, Jr., vice president supply chain, Tyco International.

“Giant Eagle is always eager to employ technology that allows us to streamline our supply chain costs to ultimately deliver better value to our customers,” said Giant Eagle Senior Vice President and CIO Russ Ross. “Since 2000, we have successfully used the sourcing technology and services provided by FreeMarkets to automate our sourcing process. To build on our leadership position, we are adding Ariba’s solution for spend analysis to provide us with greater transparency into our expense transactions. We are pleased that these solutions are now being offered by a single provider with whom we can work to accelerate our bottom line results.”

Conference Call Information

Ariba will hold a conference call today at 2 p.m. PDT/5 p.m. EDT to discuss the quarterly results. To join the call, please dial (800) 891-2713 in the US and Canada or (706) 634-5558 from international locations. There will also be a live web broadcast available on the investor relations section of the company’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available at approximately 6:00 p.m. EDT today through July 28, 2004 by dialing (800) 642-1687 in the US and Canada or (706) 645-9291 from international locations and entering ID #8700345.

About Ariba, Inc.

Ariba, Inc. is the leading provider of Spend Management (SM) solutions. Ariba helps companies realize rapid and sustainable bottom-line results. Successful companies around the world in every industry use Ariba Spend Management software and services. Ariba can be contacted in the U.S. at 1.650.390.1000 or at www.ariba.com

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Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Network, BPM Services, Power Sourcing, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in the company’s pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; significant fluctuations in our stock price; the outcome of pending or potential future regulatory or legal proceedings relating to the restatement of our financial statements and the level of associated professional fees and expenses; the impact of acquiring Alliente, Softface and FreeMarkets, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-Q filed May 17, 2004 and in its Form S-4 filed May 13, 2004.

Investor contact:	John Ederer, (650) 390-1617 or jederer@ariba.com
Media contacts:	Ingrid Bell, (650) 390-1525 or ibell@ariba.com

— Financial Tables to Follow —

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2004	September 30, 2003
ASSETS

Cash and cash equivalents	$110,193	$70,819
Short-term investments	13,659	56,323
Restricted cash	45,190	1,123
Accounts receivable, net	17,125	8,669
Prepaid expenses and other current assets	14,440	10,747

Total current assets	200,607	147,681
Property and equipment, net	19,052	21,767
Long-term investments	26,029	78,329
Restricted cash, less current portion	27,312	28,579
Goodwill, net	190,710	181,033
Other intangible assets, net	5,635	—
Other assets	2,202	1,741

Total assets	$471,547	$459,130

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$10,464	$10,767
Accrued compensation and related liabilities	25,566	26,674
Accrued liabilities	81,073	35,513
Restructuring obligations	9,937	13,764
Deferred revenue	49,595	57,470

Total current liabilities	176,635	144,188
Restructuring obligations, less current portion	27,181	34,112
Deferred revenue, less current portion	27,247	43,954

Total liabilities	231,063	222,254

Minority interests	20,500	20,019

Stockholders’ equity:
Common stock	92	90
Additional paid-in capital	4,511,696	4,501,424
Deferred stock-based compensation	(4,421)	(314)
Accumulated other comprehensive income	2,187	2,856
Accumulated deficit	(4,289,570)	(4,287,199)

Total stockholders’ equity	219,984	216,857

Total liabilities and stockholders’ equity	$471,547	$459,130

ARIBA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
License	$15,475	$21,288	$50,091	$79,486
Maintenance and service	37,508	35,275	111,631	98,080

Total revenues	52,983	56,563	161,722	177,566

Cost of revenues	15,637	13,673	44,814	41,605

Gross profit	37,346	42,890	116,908	135,961

Operating expenses:
Sales and marketing	22,621	19,199	65,449	60,320
Research and development	13,811	13,123	38,932	40,955
General and administrative	6,650	8,745	16,114	29,578
Amortization of other intangible assets	149	—	225	113,464
Stock-based compensation	771	364	1,639	1,836
Restructuring and integration costs	1,820	5,350	(97)	5,350

Total operating expenses	45,822	46,781	122,262	251,503

Loss from operations	(8,476)	(3,891)	(5,354)	(115,542)
Other income, net	723	1,186	2,494	4,511

Net loss before income taxes and minority interests	(7,753)	(2,705)	(2,860)	(111,031)
Provision (benefit) for income taxes	174	(116)	(353)	327
Minority interests in net income (loss) of consolidated subsidiaries	(296)	858	(136)	2,334

Net loss	$(7,631)	$(3,447)	$(2,371)	$(113,692)

Net loss per share - basic and diluted (1)	$(0.17)	$(0.08)	$(0.05)	$(2.57)

Weighted average shares used in computing net loss per share - basic and diluted (1)	45,454	44,500	45,256	44,239

(1)	The above information reflects the Company’s capital structure change due to a one-for-six reverse stock split on July 1, 2004 and has been given retroactive effect for the three and nine months June 30, 2004 and 2003.